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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549




                                   FORM 8-K/A



                                 CURRENT REPORT



     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): MARCH 11, 2000





                            COLLECTORS UNIVERSE, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          DELAWARE                                                                 33-0846191
(STATE OR OTHER JURISDICTION         COMMISSION FILE NUMBER: 0-27887            (I.R.S. EMPLOYER
      OF INCORPORATION)                                                      IDENTIFICATION NUMBER)



                 1936 DEERE STREET, SANTA ANA, CALIFORNIA 92705
              (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES AND ZIP CODE)



       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (949) 567-1234


================================================================================

Item 2.  Acquisition or Disposition of Assets

This filing is an amendment to the prior 8-K filing of March 11, 2000 regarding the purchase of substantially all of the operating assets of Auctions by Bowers and Merena, Inc., Bowers and Merena Galleries, Inc., and Bowers and Merena Research, Inc. collectively ("Bowers and Merena"), in order to present the required financial statements. On March 11, 2000, we consummated the purchase of substantially all of the operating assets of Bowers and Merena. The effect of these simultaneous transactions was the acquisition of the businesses conducted by Bowers and Merena. Bowers and Merena was a privately held company based in Wolfeboro, New Hampshire. Total consideration was $8.0 million in cash and 1,000,000 shares of Collectors Universe, Inc. common stock valued at $7,625,000. Funds for this acquisition were obtained from the Company's cash balances. The acquisition will be accounted for under the purchase method of accounting.

Bowers and Merena was founded in l986 and conducts auctions of rare coins and sells rare coins at retail and through mail order. Bowers and Merena will operate as a division of the Company. Prior to this transaction, the two owners of Bowers and Merena, Q. David Bowers and Raymond N. Merena, owned an aggregate of approximately 292,000 shares of common stock of the Company, and Mr. Bowers held stock options to purchase 531,598 shares of common stock. Subsequent to the transaction, Mr. Bowers was granted additional stock options for the purchase of 500,000 shares of Collectors Universe common stock and was elected to the Board of Directors of the Company.

Item 7.  Financial Statements and Exhibits

         (a) Financial Statements of Business Acquired for the Years Ended October 31, 1999 and 1998

             (1) Independent Auditors' Report

                 Combined Balance Sheets as of October 31, 1999 and 1998

                 Combined Statements of Operations for the Years Ended October 31, 1999 and 1998

                 Combined Statements of Changes in Shareholder Equity for the Years Ended October 31, 1999 and 1998

                 Combined Statements of Comprehensive Income for the Years Ended October 31, 1999 and 1998

                 Combined Statements of Cash Flows for the Years Ended October 31, 1999 and 1998

                 Notes to Combined Financial Statements for the Years Ended October 31, 1999 and 1998

             (2) Unaudited Interim Financial Statements

                 Condensed Combined Balance Sheets as of January 31, 2000 and October 31, 1999

                 Condensed Combined Statements of Income for the Three Month Periods Ended January 31, 2000 and January 31, 1999

                 Condensed Combined Statements of Cash Flows for the Three Month Periods Ended January 31, 2000, and January 31, 1999

                 Notes to Unaudited Interim financial statements

         (b) Pro Forma Financial Information

                 Unaudited Pro Forma Combined Statements of Operations for the Nine Months Ended April 1, 2000

                 Unaudited Pro Forma Combined Statements of Operations for the Year Ended June 30, 1999

                 Notes to the Unaudited Pro Forma Combined Financial Statements

                            FINANCIAL STATEMENTS AND
                         REPORT OF INDEPENDENT CERTIFIED
                               PUBLIC ACCOUNTANTS

                        BOWERS AND MERENA GALLERIES, INC.
                       AUCTIONS BY BOWERS AND MERENA, INC.
                            OCTOBER 31, 1999 AND 1998

CONTENTS



                                                                         Page
                                                                         ----
REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS....................... 5

FINANCIAL STATEMENTS..................................................... 6

COMBINED BALANCE SHEETS.................................................. 6

COMBINED STATEMENTS OF OPERATIONS........................................ 8

COMBINED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY................... 9

COMBINED STATEMENTS OF COMPREHENSIVE INCOME............................. 10

COMBINED STATEMENTS OF CASH FLOWS....................................... 11

NOTES TO COMBINED FINANCIAL STATEMENTS.................................. 12

UNAUDITED INTERIM FINANCIAL STATEMENTS.................................. 17

NOTES TO UNAUDITED INTERIM FINANCIAL STATEMENTS......................... 20

UNAUDITED PRO FORMA FINANCIAL INFORMATION............................... 21

SIGNATURES.............................................................. 25

To the Shareholders of
Bowers and Merena Galleries, Inc. and
  Auctions By Bowers and Merena, Inc.
Wolfeboro, New Hampshire

INDEPENDENT AUDITOR'S REPORT

We have audited the accompanying combined balance sheets of Bowers and Merena Galleries, Inc. and Auctions By Bowers and Merena, Inc. (S corporations) as of October 31, 1999 and 1998, and the related combined statements of operations, changes in shareholders' equity, comprehensive income and cash flows for the years then ended. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Bowers and Merena Galleries, Inc. and Auctions By Bowers and Merena, Inc. as of October 31, 1999 and 1998, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.


Leone, McDowell & Roberts
Professional Association


March 31, 2000
Wolfeboro, New Hampshire

                        BOWERS AND MERENA GALLERIES, INC.
                                       AND
                       AUCTIONS BY BOWERS AND MERENA, INC.
                                (S CORPORATIONS)

                             COMBINED BALANCE SHEETS
                            OCTOBER 31, 1999 AND 1998

                                     ASSETS

                                                            1999           1998
                                                        ------------    -----------
CURRENT ASSETS
   Cash and equivalents                                 $  7,453,088    $   894,840
   Marketable securities, at fair value                      120,000
   Accounts receivable and auction advances,
     net of allowance for doubtful accounts
     of $23,770 at October 31, 1999 and
     $18,226 at October 31, 1998                          12,236,931      1,251,784
   Inventories                                             2,986,790      2,311,253
   Prepaid expenses and other current assets                 112,399        129,527
   Deferred state income tax                                  89,544
                                                        ------------    -----------

            Total current assets                          22,998,752      4,587,404

PROPERTY
   Office equipment                                          323,794        241,899
   Computer software                                          81,545         32,516
   Vehicles                                                   82,463         82,463
   Leasehold improvements                                    140,104        140,104
   Furniture and fixtures                                     69,498         69,911
                                                        ------------    -----------

            Total                                            697,404        566,893
   Less accumulated depreciation and amortization           (384,554)      (296,832)
                                                        ------------    -----------

            Property - net                                   312,850        270,061

OTHER ASSETS
   Federal income tax deposit                                 62,667        164,459
   Other assets, net of accumulated amortization
     of $1,349 at October 31, 1999 and $1,247
     at October 31, 1998                                       1,501          1,603

            Total other assets                                64,168        166,062
                                                        ------------    -----------

                   Total                                $ 23,375,770    $ 5,023,527
                                                        ============    ===========



                        See Notes to Financial Statements

                      LIABILITIES AND SHAREHOLDERS' EQUITY

                                                              1999           1998
                                                          ------------    -----------
CURRENT LIABILITIES
   Accounts payable                                       $     52,833    $    89,940
   Auction consignments payable                             15,724,823         99,152
   Auction deposits                                                                90
   Accrued payroll and related payroll taxes                    55,736         20,189
   Accrued profit sharing plan contribution                     69,470         62,600
   Dividends payable                                               200            200
   Other current liabilities                                   697,727        182,399
                                                          ------------    -----------

            Total current liabilities                       16,600,789        454,570

LONG TERM DEBT
   Notes payable - shareholders                              6,299,653      4,243,580
                                                          ------------    -----------

            Total liabilities                               22,900,442      4,698,150
                                                          ------------    -----------

SHAREHOLDERS' EQUITY
   Common stock, 300 shares authorized,
      100 shares issued and outstanding                          2,000          2,000
   Additional paid in capital                                  500,000        500,000
   Accumulated other comprehensive income
      Unrealized gains on securities available for sale         20,000
   Retained (deficit)                                          (46,672)      (176,623)
                                                          ------------    -----------

            Total shareholders' equity                         475,328        325,377
                                                          ------------    -----------

                   Total                                  $ 23,375,770    $ 5,023,527
                                                          ============    ===========

                        BOWERS AND MERENA GALLERIES, INC.
                                       AND
                       AUCTIONS BY BOWERS AND MERENA, INC.
                                (S CORPORATIONS)


                        COMBINED STATEMENTS OF OPERATIONS
                  FOR THE YEARS ENDED OCTOBER 31, 1999 AND 1998

                                             1999           1998
                                         ------------    -----------
NET SALES AND COMMISSION INCOME          $ 12,199,949    $ 6,680,818

COST OF SALES                               2,999,302      3,294,300
                                         ------------    -----------

GROSS PROFIT                                9,200,647      3,386,518
                                         ------------    -----------

OPERATING EXPENSES
   Officers' salaries                       5,120,000      1,227,154
   Selling, general and administrative      4,420,955      2,703,446
   Depreciation and amortization               87,973         79,951
                                         ------------    -----------

         Total operating expenses           9,628,928      4,010,551
                                         ------------    -----------

LOSS FROM OPERATIONS                         (428,281)      (624,033)

INTEREST AND OTHER INCOME - NET               468,888        400,394
                                         ------------    -----------

NET INCOME (LOSS) BEFORE CREDIT
   FOR DEFERRED STATE INCOME TAXES             40,607       (223,639)

CREDIT FOR DEFERRED STATE INCOME TAXES        (89,544)
                                         ------------    -----------

NET INCOME (LOSS)                        $    130,151    $  (223,639)
                                         ------------    -----------


                        SEE NOTES TO FINANCIAL STATEMENTS

                        BOWERS AND MERENA GALLERIES, INC.
                                       AND
                       AUCTIONS BY BOWERS AND MERENA, INC.
                                (S CORPORATIONS)
             COMBINED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                  FOR THE YEARS ENDED OCTOBER 31, 1999 AND 1998

                                                                          ACCUMULATED
                                COMMON                    ADDITIONAL         OTHER         RETAINED         TOTAL
                                SHARES        COMMON       PAID IN       COMPREHENSIVE     EARNINGS      SHAREHOLDERS'
                              OUTSTANDING      STOCK       CAPITAL          INCOME         (DEFICIT)        EQUITY
                              -----------     ------      ----------     -------------     ---------     -------------
BALANCE, OCTOBER 31, 1997         100         $2,000       $500,000                        $  47,216      $ 549,216

NET LOSS                                                                                    (223,639)      (223,639)

CASH DIVIDENDS                                                                                  (200)          (200)
                                  ---         ------       --------        ---------       ---------      ---------

BALANCE, OCTOBER 31, 1998         100          2,000        500,000                         (176,623)       325,377

NET INCOME                                                                                   130,151        130,151

CASH DIVIDENDS                                                                                  (200)          (200)

OTHER COMPREHENSIVE INCOME                                                 $  20,000                         20,000
                                  ---         ------       --------        ---------       ---------      ---------

BALANCE, OCTOBER 31, 1999         100         $2,000       $500,000        $  20,000       $ (46,672)     $ 475,328
                                  ===         ======       ========        =========       =========      =========


                        SEE NOTES TO FINANCIAL STATEMENTS

                        BOWERS AND MERENA GALLERIES, INC.
                                       AND
                       AUCTIONS BY BOWERS AND MERENA, INC.
                                (S CORPORATIONS)

                   COMBINED STATEMENTS OF COMPREHENSIVE INCOME
                  FOR THE YEARS ENDED OCTOBER 31, 1999 AND 1998

                                            1999             1998
                                          --------        ---------
       NET INCOME (LOSS)                  $130,151        $(223,639)

       OTHER COMPREHENSIVE INCOME
          Unrealized holding gains          20,000
                                          --------        ---------

       COMPREHENSIVE INCOME (LOSS)        $150,151        $(223,639)
                                          ========        =========


                        SEE NOTES TO FINANCIAL STATEMENTS

                        BOWERS AND MERENA GALLERIES, INC.
                                       AND
                       AUCTIONS BY BOWERS AND MERENA, INC.
                                (S CORPORATIONS)

                        COMBINED STATEMENTS OF CASH FLOWS
                  FOR THE YEARS ENDED OCTOBER 31, 1999 AND 1998

                                                               1999                 1998
                                                           ------------         -----------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income (loss)                                       $    130,151         $  (223,639)
   Adjustments to reconcile net income (loss) to
         net cash from operating activities
         Depreciation and amortization expense                   87,973              79,951
         (Increase) decrease in assets
         Accounts receivable and auction advances           (10,985,147)            294,761
         Inventories                                           (675,537)             86,222
         Prepaid expenses and other current assets               17,128              22,976
         Deferred state income tax                              (89,544)
         Federal income tax deposit                             101,792            (138,604)
         Increase (decrease) in liabilities
         Accounts payable                                       (37,107)           (257,243)
         Auction consignments payable                        15,625,671          (1,509,211)
         Auction deposits                                           (90)            (13,472)
         Accrued payroll and related payroll taxes               35,547            (604,516)
         Accrued profit sharing plan contribution                 6,870                 745
         Other current liabilities                              515,328             (72,773)
                                                           ------------         -----------

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES           4,733,035          (2,334,803)
                                                           ------------         -----------

CASH FLOWS FROM INVESTING ACTIVITIES
   Purchase of property                                        (130,660)            (91,140)
   Purchase of marketable securities                           (100,000)
                                                           ------------         -----------

NET CASH (USED IN) INVESTING ACTIVITIES                        (230,660)            (91,140)
                                                           ------------         -----------

CASH FLOWS FROM FINANCING ACTIVITIES
   Increase  in notes payable - shareholders                  2,056,073             246,971
   Dividends paid                                                  (200)               (200)
                                                           ------------         -----------

NET CASH PROVIDED BY FINANCING ACTIVITIES                     2,055,873             246,771
                                                           ------------         -----------

NET INCREASE (DECREASE) IN CASH AND EQUIVALENTS               6,558,248          (2,179,172)

CASH AND EQUIVALENTS - BEGINNING OF YEAR                        894,840           3,074,012
                                                           ------------         -----------

CASH AND EQUIVALENTS - END OF YEAR                         $  7,453,088         $   894,840
                                                           ============         ===========

                        BOWERS AND MERENA GALLERIES, INC.
                       AUCTIONS BY BOWERS AND MERENA, INC.
                                (S CORPORATIONS)

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                  FOR THE YEARS ENDED OCTOBER 31, 1999 AND 1998

1.   ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     GENERAL

     Bowers and Merena Galleries, Inc. is engaged in the sale of rare coins, currency and other numismatic related items. Auctions By Bowers and Merena, Inc. is engaged in conducting auctions of rare coins, currency and other numismatic related items. Bowers and Merena Galleries, Inc. and Auctions By Bowers and Merena, Inc. are considered brother/sister corporations in that they share identical ownership. The financial statements are prepared on the accrual basis of accounting.

     USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     CASH EQUIVALENTS

     The Companies consider all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

     MARKETABLE SECURITIES

     The Company's securities consist of common stock and are classified as available-for-sale and, as such, are carried at fair value. Securities classified as available-for-sale may be sold in response to changes in interest rates, liquidity needs, and for other purposes.

     Unrealized holding gains & losses for available-for-sale securities are excluded from earnings and reported as a separate component of shareholders' equity. Realized gains and losses for securities classified as available-for-sale are reported in earnings based upon the adjusted cost of the specific security sold.

     ALLOWANCE FOR DOUBTFUL ACCOUNTS

     The Companies have provided for an allowance for doubtful accounts for the years ended October 31, 1999 and 1998, based on management's estimate of the collectibility of accounts receivable.

     INVENTORIES

     Coins and Collectibles inventories are stated at the lower of cost (determined on the specific identification method) or market. Book inventories are stated at the lower of average cost (determined on the first-in, first-out method) or market. Prints are stated at the lower of cost (determined on the specific identification method) or market.

     As of October 31, 1999 and 1998, inventories consisted of the following:

                                           1999              1998
                                        ----------        ----------
          Coins and Collectibles        $2,741,147        $2,089,755
          Books and Prints                 245,643           221,498
                                        ----------        ----------

                                        $2,986,790        $2,311,253
                                        ==========        ==========

     PROPERTY, DEPRECIATION AND AMORTIZATION Property is recorded at cost.

     Material assets with a useful life in excess of one year are capitalized. Depreciation and amortization are computed using straight-line and accelerated methods over the estimated useful lives of the related assets as follows:

                Office equipment                       5 and 7 years
                Computer software                            5 years
                Vehicles                                     5 years
                Leasehold improvements               31.5 - 39 years
                Furniture and fixtures                 5 and 7 years

     Depreciation expense aggregated $87,067 and $78,427 for the years ended October 31, 1999 and 1998, respectively. Amortization expense aggregated $906 and $1,524 for the years ended October 31, 1999 and 1998, respectively.

     OTHER ASSETS AND AMORTIZATION

     Other assets are recorded at cost and shown net of accumulated amortization. Amortization is provided for using the straight-line method in amounts designed to amortize the cost of the related assets as follows:

                    Copyrights                        28 years

     ADVERTISING

     Bowers and Merena Galleries, Inc. and Auctions By Bowers and Merena, Inc. follow the policy of expensing advertising costs as they are incurred.

     SALES RETURN POLICY

     With the exception of claims for refund that are based on a lack of authenticity, the Companies sales return policy is as follows:

          Claims for return or refund on certified coins must be made within seven days of receipt of the coin by the purchaser. All other claims for return or refund must be made within 30 days of receipt. Late payment nullifies all return privileges.

     The Companies will accept a return after 30 days if the reason for the return is lack of authenticity.

     INCOME TAXES

     The Companies have elected, by consent of their shareholders, to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under those provisions, the Companies do not pay Federal corporate income taxes on their taxable income and are not allowed a net operating loss carryover or carryback as a deduction. Instead, the shareholders are liable for individual Federal income taxes on their respective shares of the Companies taxable income or include their respective shares of the Companies net operating losses in their individual income tax returns. As S corporations the Companies may be liable for New Hampshire state income taxes.

     FEDERAL INCOME TAX DEPOSIT

     The Companies elected under Internal Revenue Code Section 444 to retain their fiscal year end of October 31. In compliance with Code Section 444, the Companies had deposits of $62,667 and $164,459 with the Internal Revenue Service as of October 31, 1999 and 1998, respectively.

     In January, 2000, the Companies elected to change their year end to December 31. Accordingly, the amount on deposit with the Internal Revenue Service at October 31, 1999 is expected to be fully refunded.

2.   DEMAND NOTE PAYABLE

     At October 31, 1999 and 1998, the Companies had available an unsecured revolving line of credit with a bank. The maximum available credit is $1,500,000. Interest is stated at the bank's base rate plus .5% which resulted in interest rates of 8.75% and 8.25% as of October 31, 1999 and 1998, respectively. As of October 31, 1999 and 1998, there were no amounts outstanding on this line of credit.

3.   OPERATING LEASE

     Bowers and Merena Galleries, Inc. leased storage space under the terms of an agreement that expired in April, 1998. The Company currently leases this space as a tenant at will. Lease expense under this agreement aggregated $9,072 and $9,540 for the years ended October 31, 1999 and 1998, respectively.

     See Note 5 for information regarding an operating lease with related parties.

4.   PROFIT SHARING PLAN

     Bowers and Merena Galleries, Inc. maintains a qualified, non-contributory profit sharing plan for the benefit of substantially all full-time employees and substantially all full-time employees of Auctions By Bowers and Merena, Inc. Total contributions for the years ended October 31, 1999 and 1998 were $69,470 and $62,600, respectively.

5.   RELATED PARTY TRANSACTIONS

     OPERATING LEASE

     Bowers and Merena Galleries, Inc. and Auctions By Bowers and Merena, Inc. rent facilities from a partnership owned by the two shareholders of the Companies. The monthly base rent per the lease agreement is $4,000. Total rent expense under this lease aggregated $48,000 and $53,000 for the years ended October 31, 1999 and 1998, respectively.

     NOTES PAYABLE - SHAREHOLDERS

     Bowers and Merena Galleries, Inc. and Auctions By Bowers and Merena, Inc. are indebted to the two shareholders of the Companies as follows:

                                                    As of October 31,
                                               ----------------------------
                                                 1999              1998
                                               ----------        ----------

     Bowers and Merena Galleries, Inc.         $5,279,653        $3,223,580
     Auctions By Bowers and Merena, Inc.        1,020,000         1,020,000
                                               ----------        ----------

                   Total                       $6,299,653        $4,243,580
                                               ==========        ==========

     The promissory notes are unsecured and noninterest bearing with no specified terms of repayment.

6.   MARKETABLE SECURITIES

     Bowers and Merena Galleries, Inc. purchased marketable securities classified as available-for-sale with unrealized gains as follows:

                                                     As of October 31, 1999
                                                     ----------------------

          Marketable securities, at market                  $120,000
          Marketable securities, at cost                     100,000
                                                            --------

          Unrealized gain                                   $ 20,000
                                                            ========

7.   CONCENTRATIONS OF CREDIT RISK

     Financial instruments which potentially subject the Companies to concentrations of credit risk include cash and cash equivalents. The Companies have cash deposits in a financial institution in excess of the amount insured by the Federal Depository Insurance Corporation (FDIC) in the amounts of $172,105 and $2,380,754 at October 31, 1999 and 1998,
     respectively. The Companies also have amounts on deposit in uninsured money market funds in the amounts of $7,044,484 and $442,608 at October 31, 1999 and 1998, respectively. The risk is managed by maintaining all deposits in high quality financial institutions.

8.   CASH FLOWS

     Non cash investing activities:

                                                              1999
                                                            --------
          Appreciation in unrealized
           holding gains on
           available-for-sale securities                    $ 20,000
                                                            ========

9.   STATE INCOME TAXES

     The credit for state income taxes for the year ended October 31, 1999 consists of the following components:

          Current                                           $       0
          Deferred                                            (89,544)
                                                            ---------

                                                            $ (89,544)
                                                            =========

         Temporary differences between the recognition of certain income and expense items for income tax purposes and financial reporting purposes are as follows:

          Deductible (Taxable) Temporary Differences           1999          1998
          ------------------------------------------        ---------     ---------
          Unrealized holding gains on investments                         $ (20,000)
          State net operating loss carryforward,
           to begin expiring in 2001                        $ 384,796       384,796
          Allowance for doubtful accounts                      23,770        18,226
          Inventory reserve                                                  50,000
                                                                          ---------

                                                              438,566       403,022
          State tax rate                                    x       8%    x       8%
                                                            ---------     ---------

                                                               35,085        32,242
          State business enterprise tax credit,
           to begin expiring in 2000                           54,459        28,331
                                                            ---------     ---------

          Total deferred tax asset                             89,544        60,573
          Less valuation allowance                                          (60,573)
                                                            ---------     ---------

          Net deferred tax asset                            $  89,544     $       0
                                                            =========     =========

     At October 31, 1998, it was believed that the Companies would not benefit from the net operating loss carryforward or the business enterprise tax credit before they expired. Consequently, a valuation allowance was established to reduce the deferred tax asset to the amount that was likely to be realized based on the weight of evidence available at the time.

     During March of 2000, the Companies sold assets at a profit significant enough to ensure the full utilization of the net operating loss carryforward and the business enterprise tax credit. Consequently, the allowance was reversed and the deferred tax asset was recorded as of October 31, 1999.

10.  SUBSEQUENT EVENTS

     NOTE PAYABLE

     In November, 1999, Bowers and Merena Galleries, Inc. negotiated a 30 day note payable to a bank. The terms of the note follow:

         Amount borrowed:          $1,500,000

         Interest:                 Bank's base rate plus .5%
                                    (8.75% at note inception)

         Repayment terms:          Principal and interest due at
                                   maturity on December 17, 1999

         Collateral:               None

         Guarantees:               The note was personally guaranteed
                                   by the shareholders of the Companies

     The note was paid in full as of the date of this report.

NEW CORPORATION

     On January 26, 2000, the shareholders formed a new company called Bowers and Merena Research, Inc. The purpose of Bowers and Merena Research, Inc. is to provide consulting and research services primarily in areas of numismatic interest as well as the creation and production of materials of primarily numismatic interest. The ownership of the new corporation is identical to the ownership of Bowers and Merena Galleries, Inc. and Auctions By Bowers and Merena, Inc.

SALE OF BUSINESS ASSETS

     On March 10, 2000, the three companies (Bowers and Merena Galleries, Inc., Auctions By Bowers and Merena, Inc. and Bowers and Merena Research, Inc.) sold substantially all of their assets to a public company. The total combined sales price was valued at approximately $15,000,000 as of the date of sale.

Interim Period Financial Statements

Item 7(a)(2)

                          Unaudited Interim Statements
                      Bowers and Merena Galleries, Inc. and
                       Auctions by Bowers and Merena, Inc.
                        Condensed Combined Balance Sheets
                      (in thousands, except per share data)

                                                      January 31,    October 31,
                                                         2000           1999
                                                      -----------    -----------
ASSETS                                                       --

Current assets:
   Cash and cash equivalents                            $ 2,400        $  7,453
   Marketable securities                                    100             120
   Accounts receivable and auction advances, net          3,763          12,237
   Inventories, net                                       2,524           2,987
   Prepaid expenses and other                                81             112
   Deferred taxes                                            --              90
                                                        -------        --------
         Total current assets                             8,868          22,999
   Property and equipment, net                              310             313
   Other assets                                               2               2
   Deferred taxes                                            63              62
                                                        -------        --------
                                                        $ 9,243        $ 23,376
                                                        =======        ========

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
   Accounts payable                                     $ 2,263        $ 15,778
   Accrued expenses                                          48             698
   Accrued compensation and benefits                         78             125
                                                        -------        --------
         Total current liabilities                        2,389          16,601

Notes payable to shareholders                             6,166           6,300

Shareholders' equity:
   Common stock                                               2               2
   Additional paid-in capital                               500             500
   Retained earnings (deficit)                              186             (27)
                                                        -------        --------
         Total shareholders' equity                         688             475
                                                        -------        --------
                                                        $ 9,243        $ 23,376
                                                        =======        ========

Item 7(a)(2)

                          Unaudited Interim Statements
                      Bowers and Merena Galleries, Inc. and
                       Auctions by Bowers and Merena, Inc.
                     Condensed Combined Statements of Income
           For the Three Month Period Ending January 31, 2000 and 1999
                      (in thousands, except per share data)


                                                     2000          1999
                                                    ------        ------
Net revenues                                        $1,936        $2,712
Cost of revenues                                       918           725
                                                    ------        ------
Gross profit                                         1,018         1,987
Selling, general and administrative expenses           859           864
                                                    ------        ------
Operating income                                       159         1,123
Interest income, net                                   163            43
                                                    ------        ------
Income before provision for income taxes               322         1,166
Provision for income taxes                              --            --
                                                    ------        ------
Net income                                          $  322        $1,166
                                                    ======        ======

Item 7(a)(2)

                          Unaudited Interim Statements
                      Bowers and Merena Galleries, Inc. and
                       Auctions by Bowers and Merena, Inc.
                    Condensed Combined Statements of Cash Flows
           For the Three Month Period Ending January 31, 2000 and 1999
                     (in thousands, except per share data)

                                                                   2000       1999
                                                                 --------    -------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                    $    322    $ 1,166
   Adjustments to reconcile net income to net
      cash (used in) provided by operating activities:
         Depreciation and amortization                                 21         13
         Market value adjustment to marketable securities              20         --
      Changes in operating assets and liabilities:
         Accounts receivable and auction advances                   8,473     (4,295)
         Inventories                                                  463       (238)
         Prepaid expenses and other                                    31         71
         Deferred taxes                                                90         --
         Accounts payable                                         (13,515)     5,299
         Accrued expenses                                            (619)      (170)
         Accrued compensation and benefits                            (77)       (37)
                                                                 --------    -------
            Net cash provided (used in) provided by
              operating activities                                 (4,791)     1,809

CASH FLOWS FROM INVESTING ACTIVITIES:
   Capital expenditures                                               (20)        (7)
                                                                 --------    -------
            Net cash used in investing activities                     (20)        (7)

CASH FLOWS FROM FINANCING ACTIVITIES:
   Notes payable to shareholders                                     (134)      (426)
   Dividends paid                                                    (108)        --
                                                                 --------    -------
            Net cash used in financing activities                    (242)      (426)

Net (decrease) increase in cash and
   cash equivalents                                                (5,053)     1,376
Cash and cash equivalents at beginning of year                      7,453        895
                                                                 --------    -------
Cash and cash equivalents at end of period                       $  2,400    $ 2,271
                                                                 ========    =======

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
   Interest paid                                                 $     --    $    --
   Income taxes                                                  $     --    $    --

                        Bowers and Merena Galleries, Inc.
                                       And
                       Auctions by Bowers and Merena, Inc.
           Notes to Unaudited Combined Condensed Financial Statements
                             (amounts in thousands)


1.   SIGNIFICANT ACCOUNTING POLICIES

     The financial statements included herein are based in part on estimates and include such adjustments (consisting solely of normal, recurring adjustments) which management believes are necessary for fair presentation of the Company's financial position at January 31, 2000 and the results of its operations for the three-month periods ended January 31, 2000, and January 31,1999. The financial statements and related notes are condensed and have been prepared in accordance with generally accepted accounting principles applicable to interim periods. Consequently, they do not include all generally accepted accounting disclosures required for complete annual financial statements. These condensed financial statements should be read in conjunction with the audited financial statements and the notes thereto for the years ended October 31, 1999, and October 31, 1998.

     The results of operations for the periods presented are not necessarily indicative of results to be expected for any subsequent fiscal year or interim period thereof.

     (b) Pro Forma Financial Information

On March 11, 2000, Collectors Universe, Inc. (the "Company") purchased certain assets of Auctions by Bowers and Merena, Inc., Bowers and Merena Galleries, Inc. and Bowers and Merena Research, Inc., collectively, ("Bowers and Merena"). The purchase of these assets effectively resulted in the acquisition of the businesses conducted by Bowers and Merena. Total consideration was $8.0 million in cash and 1,000,000 shares of Company Common Stock value at $7,625,000. The total cash consideration is subject to adjustment based upon a final determination of assets acquired and liabilities assumed. The Company recorded goodwill of $13,006,000 as a result of this transaction. The goodwill amount is not anticipated to change materially upon final determination of assets acquired and liabilities assumed.

The accompanying unaudited pro forma condensed combined statements of operations combine the historical consolidated statements of income of the Company and Bowers and Merena for the nine months ended April 1, 2000 and for the year ended June 30, 1999. The pro forma condensed consolidated statements of operations have been prepared assuming the acquisition occurred as of the beginning of the period and after giving effect to the adjustments described in Note 1.

The unaudited pro forma condensed combined statements of operations should be read in conjunction with the separate historical financial statements and related notes of Bowers and Merena appearing in answer to Item 7(a) of this Current Report on Form 8K/A and the historical financial statements, related notes and Management's Discussion and Analysis of Consolidated Financial Condition and Results of Operations of the Company as contained in our Registration Statement dated November 4, 1999 on Form S-1 filed with the Securities and Exchange Commission and the Company's Form 10-Q for the first, second, and third fiscal quarters ended October 2, 1999, January 1, 2000, and April 1, 2000, respectively.

The pro forma information is not necessarily indicative of the results that would have been reported had the acquisition actually occurred on the dates specified, nor is it necessarily indicative of the future results of the combined companies.

Pro Forma Financial Information

Item 7(b)

                    Collectors Universe Inc. and Subsidiaries
      Historical and Pro Forma Condensed Combined Statements of Operations
                     For the Nine Months Ended April 1, 2000
                                   (Unaudited)
                      (in thousands, except per share data)

                                                                                                           Pro Forma
                                                                                                           Condensed
                                                   Collectors      Bowers &                               Consolidated
                                                    Universe        Merena            Pro Forma           Statements of
                                                  Historical(a)  Historical(a)        Adjustments          Operations
                                                  -------------  -------------        -----------         -------------
Net revenues                                        $31,048        $ 9,896            $   (639)(b)           $40,305
Cost of revenues                                     15,162          2,294                (536)(b)            16,920
                                                    -------        -------            --------               -------
Gross profit                                         15,886          7,602                (103)               23,385
Stock-based compensation                                 48             --                  --                    48
Selling, general and administrative expenses         14,303          8,848              (5,086)(c)(b)             --
                                                         --             --                 650(d)             18,715
                                                    -------        -------            --------               -------
Operating income (loss)                               1,535         (1,246)              4,333                 4,622
Interest income, net                                    542            505                (505)(e)                --
                                                                                          (300)(f)               242
Minority interest                                        --             --                  --                    --
                                                    -------        -------            --------               -------
Income (loss) before provision (benefit) for
   income taxes                                       2,077           (741)              3,528                 4,864
Provision (benefit) for income taxes                  1,002            (89)              1,143(g)              2,056
                                                    -------        -------            --------               -------

Net income (loss)                                   $ 1,075        $  (652)           $  2,385               $ 2,808
                                                    =======        =======            ========               =======

Net income per share:
   Basic                                            $  0.05                                                  $  0.12(h)
                                                    =======                                                  =======
   Diluted                                          $  0.04                                                  $  0.11(h)
                                                    =======                                                  =======

Weighted average shares outstanding:
   Basic                                             22,631                                                   23,409(h)
                                                    =======                                                   =======
   Diluted                                           23,985                                                   24,763(h)
                                                    =======                                                   =======

            See accompanying notes to Unaudited Pro Forma Condensed
                       Combined Statements of Operations.

Item 7(b)

                    Collectors Universe Inc. and Subsidiaries
      Historical and Pro Forma Condensed Combined Statements of Operations
                        For the Year Ended June 30, 1999
                                   (Unaudited)
                      (in thousands, except per share data)

                                                                                                            Pro Forma
                                                                                                            Condensed
                                                   Collectors        Bowers &                              Consolidated
                                                    Universe          Merena             Pro Forma         Statements of
                                                  Historical(a)    Historical(a)        Adjustments         Operations
                                                  -------------    -------------        -----------        -------------
Net revenues                                        $ 22,563         $ 12,200            $     --            $ 34,763
Cost of revenues                                       8,654            2,999                  --              11,653
                                                    --------         --------            --------            --------
Gross profit                                          13,909            9,201                  --              23,110
Stock-based compensation                               1,244               --                  --               1,244
Selling, general and administrative expenses          13,461            9,629              (4,636)(c)
                                                          --               --                 867(d)           19,321
                                                    --------         --------            --------            --------
Operating income (loss)                                 (796)            (428)              3,769               2,545
Interest income, net                                      30              469                (469)(e)              --
                                                                                             (400)(f)            (370)
Minority interest                                        (28)              --                  --                 (28)
                                                    --------         --------            --------            --------
Income (loss) before provision (benefit) for
   income taxes                                         (794)              41               2,900               2,147
Provision (benefit) for income taxes                    (624)             (89)              1,205(g)              492
                                                    --------         --------            --------            --------
Net income (loss)                                   $   (170)        $    130            $  1,695               1,655
                                                    ========         ========            ========            ========

Net income per share:
   Basic                                            $   0.01                                                 $   0.09(h)
                                                    ========                                                 ========
   Diluted                                          $   0.01                                                 $   0.08(h)
                                                    ========                                                 ========
Weighted average shares outstanding:
   Basic                                            $ 17,644                                                   18,644(h)
                                                    ========                                                 ========
   Diluted                                          $ 18,765                                                   19,765(h)
                                                    ========                                                 ========

            See accompanying notes to Unaudited Pro Forma Condensed
                       Combined Statements of Operations.

                        NOTES TO THE UNAUDITED PRO FORMA
                   CONDENSED COMBINED STATEMENTS OF OPERATIONS

Pro forma adjustments for the unaudited pro forma condensed combined statements of operations for the nine months ended April 1, 2000, and the year ended June 30, 1999 are as follows:

(a) The unaudited pro forma condensed combined statements of operations for the nine months ended April 1, 2000 includes Collectors Universe's historical results of operations for the nine months ended April 1, 2000 and Bowers and Merena's historical results of operations for the nine month period ended January 31, 2000. The unaudited pro forma condensed combined statement of operations for the year ended June 30, 1999 includes Collectors Universe's historical results of operations for the year ended June 30, 1999 and Bowers and Merena's historical results of operations for the twelve month period ended September 30, 1999.

(b) Reflects the elimination of the results of operations of Bowers and Merena for the period from March 11, 2000 through April 1, 2000. The operations of Bowers and Merena are included in the historical operations of the Company from the date of acquisition through April 1, 2000.

(c) Reflects the elimination of officer compensation paid to the two owners of Bowers and Merena in excess of the annual contractual employment agreement entered into by a former stockholder/employee with the company.


(d) Reflects the additional amortization of goodwill that would have been recognized had the acquisition occurred on July 1, 1999 based on a 15-year amortization period.

(e) Reflects the elimination of interest income earned on Bowers and Merena's cash and cash equivalents balances, as such balances were not acquired and therefore, no interest income would be earned on a pro forma basis.

(f) Reflects the reduction of interest income earned on Collectors Universe's cash and cash equivalent balances resulting from the $8.0 million cash used in the acquisition.

(g) Reflects the estimated tax effects of Bowers and Merena as if they were a taxable corporation and the pro forma adjustments, based upon Collectors Universe's estimated incremental tax rate of approximately 41%.

(h) The pro forma net income reflects the impact of the pro forma adjustments above. Pro forma basic and diluted net income per share is computed using the historical weighted average shares outstanding, adjusted to give effect to the issuance of one million shares of Collectors Universe common stock as partial consideration for the acquisition.

                                   SIGNATURES


Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                         COLLECTORS UNIVERSE, INC.


                                         /s/ GARY N. PATTEN
Date:  May 18, 2000                      ---------------------------------------
                                         Gary N. Patten, President
                                         and Chief Financial Officer